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                                                                       EXHIBIT 3

                             ARTICLES OF AMENDMENT
                                     TO THE
                           ARTICLES OF INCORPORATION
                                       OF
                              KNIGHT-RIDDER, INC.
                                  ESTABLISHING
                            SERIES B PREFERRED STOCK

         KNIGHT-RIDDER, INC., a corporation organized and existing under the Florida General Corporation Act (the "Corporation"),

         DOES HEREBY CERTIFY:

         That pursuant to authority conferred upon the Board of Directors by the Amended and Restated Articles of Incorporation of the Corporation, and pursuant to the provisions of Section 607.0602 of the Florida Business Corporation Act, said Board of Directors, duly called and held on April 15, 1997, duly adopted a resolution amending the Articles of Incorporation to provide for the issuance of a new series of the Corporation's Preferred Stock, $1.00 par value per share, to be designated "Series B Preferred Stock", and fixing and determining the relative powers, preferences and other rights, and the qualifications, limitations or restrictions thereof, which resolution is as follows:

         RESOLVED, that pursuant and subject to the provisions of Article THIRD of the Amended and Restated Articles of Incorporation of the Corporation, there is hereby established a series of Preferred Stock to which the following provisions shall be applicable:

         1. Designation. The series shall be designated as "Series B Preferred Stock" ("this Series").

         2. Number. The number of shares of this Series authorized to be issued is 1,758,242.

         3. Dividends. If and when dividends and other distributions, in cash, in property or in shares of stock or other securities are declared by the Board of Directors on the Corporation's Common Stock, the holders of this Series shall be entitled to receive per share of this Series the dividends and other distributions, in cash, in property or in shares of stock or other securities declared and paid on the number of shares of the Corporation's Common Stock into which such share of this Series is convertible on the record date of such dividend or other distribution, and no more, when and as declared by the Board of Directors of the Corporation out of funds legally available therefor, to be paid to holders of record on the respective dates fixed for that purpose by the Board of Directors in advance of payment of each dividend.

         This Series shall rank junior as to dividends and distributions to all other shares of Preferred Stock and any other class or series of stock of the Corporation which are not by their terms expressly made junior or equal as to dividends and distributions to this Series. This Series shall rank equally as to dividends and distributions to the Corporation's Common Stock and all other shares of Preferred Stock and any other class or series of stock of the Corporation which are expressly made equal as to dividends and distributions to this Series. This Series shall rank senior as to dividends and distributions to all other shares of Preferred Stock and any other class or series of stock of the Corporation which are by their terms expressly made junior as to dividends and distributions to this Series




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         4. Liquidation Rights.  In the event of the voluntary or involuntary liquidation, dissolution or winding up ("Liquidation") of the Corporation, each holder of shares of this Series shall be entitled to have paid to him or it out of the assets of the Corporation, before any distribution is made to or set apart for the holders of any shares of any class or series of stock of the Corporation ranking junior to this Series in respect of distribution of assets upon Liquidation, per share of this Series held by such holder, an amount equal to (i) the liquidation preference of $.01 per share plus (ii) the amount which would be paid to a holder of the Common Stock Conversion Number (as defined below) of shares of Common Stock. After payment to holders of this Series of the full preferential amount as aforesaid, holders of this Series shall, as such, have no right or claim to any of the remaining assets of the Corporation.

         If upon any Liquidation of the Corporation the assets of the Corporation or proceeds thereof distributable among the holders of shares of this Series and of any class or series of stock ranking equally with this Series as to distribution of assets upon Liquidation shall be insufficient to pay in full the preferential amounts payable to such holders, then such assets or the proceeds thereof shall be distributed among such holders ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.

         This Series shall rank junior as to distributions of assets upon Liquidation to all other shares of Preferred Stock and any other class or series of stock of the Corporation which are not by their terms expressly made junior or equal as to distributions of assets upon Liquidation to this Series. This Series shall rank equally as to distribution of assets upon Liquidation to the Corporation's Common Stock and all other shares of Preferred Stock and any other class or series of stock of the Corporation which are expressly made equal as to distribution of assets upon Liquidation to this Series. This Series shall rank senior as to distribution of assets upon Liquidation to all other shares of Preferred Stock and any other class or series of stock of the Corporation which are by their terms expressly made junior as to distribution of assets upon Liquidation to this Series.

         For purposes of this Certificate, the voluntary sale, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation to, or a consolidation or merger of the Corporation with, one or more corporations shall not be deemed to be a Liquidation.

         5. Transfer. No Person holding shares of this Series of record may sell, assign, transfer, pledge or otherwise dispose of, and the Corporation shall not register such transfer, sale, assignment, pledge or other disposal of, such shares of this Series, whether by sale, assignment, gift, bequest, appointment or otherwise, except to The Walt Disney Company or an Affiliate of The Walt Disney Company. As used in this Section 5, "Affiliate" shall mean, with respect to a Person, any other Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such Person.

         6. Conversion Rights. In the event a holder of shares of this Series sells, assigns, transfers, pledges or otherwise disposes of such shares contrary to the provisions of Section 5 hereof, such sale, assignment, transfer, pledge or other disposition shall be deemed (i) an election by the holder thereof to convert such shares of this Series into shares of the Corporation's Common Stock and (ii) a sale, assignment, transfer, pledge or other disposition of such shares of Common Stock. Upon any such sale, assignment, transfer, pledge or other disposition, each share of this Series so sold, assigned, transferred, pledged or otherwise disposed of shall automatically convert into the Common Stock Conversion



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Number of fully paid and nonassessable whole shares of Common Stock of the
Corporation on the date of such sale, assignment, transfer, pledge or other disposition and such conversion shall be deemed effective as of the date of such sale, assignment, transfer, pledge or other disposition. Upon presentation to the Corporation's Transfer Agent of the certificate or certificates representing such shares of this Series, a certificate or certificates representing the number of shares of Common Stock equal to the number of shares of this Series so presented multiplied by the Common Stock Conversion Number shall be issued in the name of the transferee or pledgee.

         Upon any conversion of shares of this Series, the holders thereof shall not be entitled to receive any accrued or unpaid dividends and distributions in respect of the shares converted or the shares of Common Stock issued on conversion thereof; provided, however, that such holders shall be entitled to receive any dividends and distributions on such shares of this Series paid or declared prior to such conversion if such holder held such shares on the record date for the payment of such dividend or distribution.

         For all purposes, except the right to receive dividends and distributions as provided in the foregoing paragraph, the rights of a converting holder as a holder of shares of this Series shall cease, and the person or persons in whose name or names the certificate or certificates for Common Stock issuable upon such conversion are to be issued shall be deemed to have become the record holder or holders of such Common Stock at the close of business on the day (the "Date of Conversion") on which such shares are converted.

         The issuance of certificates for shares of Common Stock upon conversion of shares of this Series shall be made without charge for any stamp or other similar tax in respect of such issuance. However, if any such certificate is to be issued in a name other than that of the holder of the share or shares of this Series converted, the person or persons requesting issuance thereof shall pay to the Corporation the amount of any tax which may be payable in respect to any transfer involved in such issuance or shall establish to the satisfaction of the Corporation that such tax has been paid.

         The Corporation shall not be required to issue fractional shares of Common Stock upon conversion of shares of this Series. If more than one share of this Series shall be converted at one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares so converted. If any fractional interest in a share of Common Stock would be deliverable upon the conversion of any shares, the Corporation shall, in lieu of delivering the fractional share therefor, make a cash adjustment in respect of such fraction in an amount equal to the same fraction of the Current Market Price of one share of the Common Stock of the Corporation on the last business day before the Date of Conversion. The "Current Market Price" on any given day shall be: (i) the closing sale price regular way of the shares of Common Stock of the Corporation on The New York Stock Exchange, or, in case no such sale takes place on such day, the reported closing bid price regular way of the shares of Common Stock of the Corporation on such day on The New York Stock Exchange, or if the Common Stock of the Corporation is not listed or admitted to trading on The New York Stock Exchange, the principal exchange on which such stock is traded or
(ii) if the Current Market Price on such day of the Common Stock of the Corporation is not available pursuant to one of the methods specified above, then the average of the bid and asked prices for the Corporation's Common Stock on such day as furnished by any New York Stock Exchange member firm selected from time to time by the Board of Directors for that purpose.




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         At the option of the Corporation, by vote of the Board of Directors, the Corporation may from time to time cause the holders of the shares of this Series to convert their shares in accordance with this Section 6. In the event that the Corporation causes fewer than all of the shares of this Series to be converted at any one time, the shares so to be converted shall be selected by lot or pro rata. The Corporation shall cause a notice to be mailed, first class postage prepaid, at least 30 days, but not more than 90 days, prior to the Date of Conversion, to each holder of record of shares of this Series.
Such notice shall be mailed to all record holders at their respective addresses as they shall appear upon the books of the Corporation and shall set forth the date of such conversion and the place for shares to be converted. In case the Corporation causes fewer than all of the shares represented by any one certificate to be converted, a new certificate representing the unredeemed shares shall be issued to the converting holder at the expense of the Corporation. Notwithstanding the foregoing, the Corporation may not cause the conversion of shares of this Series in accordance with this paragraph if within 15 days after delivery of the conversion notice contemplated by this paragraph, the holder of the shares of this Series which are the subject of the conversion notice (i) advises the Corporation in writing that such holder's Federal Communication Commission ("FCC") counsel has informed such holder that such FCC counsel believes it is reasonably likely that the holder's conversion of shares of this Series into shares of the Corporation's Common Stock would result in the attribution of properties of the Corporation and its Affiliates to The Walt Disney Company and its Affiliates under the multiple ownership rules, or would cause The Walt Disney Company and its Affiliates to be in violation of the cross-interest policy of, the FCC, or (ii) delivers a written opinion of counsel reasonably satisfactory to the Corporation to the effect that it is reasonably likely that The Walt Disney Company's and its Affiliates' ownership of shares of the Corporation's Common Stock would cause a violation of any federal or state law.

         The initial Common Stock Conversion Number is 10.

         (A) Adjustment of the Common Stock Conversion Number. The Common Stock Conversion Number shall be subject to adjustment from time to time as follows. In case the Corporation shall (i) subdivide or split the outstanding Common Stock into a larger number of shares of Common Stock by reclassification or otherwise or (ii) combine outstanding Common Stock into a smaller number of shares of Common Stock by reclassification or otherwise, the Common Stock Conversion Number in effect immediately prior thereto shall be adjusted proportionately so that the holder of a share of this Series thereafter converted shall be entitled to receive the number of shares of Common Stock that he or it would have owned after the happening of either of such events had such share of this Series been converted immediately prior to the happening of such event. An adjustment made pursuant to this subparagraph (A) shall become effective immediately after the effective date of such subdivision, split or combination or reclassification. This provision for adjustment of the Common Stock Conversion Number shall apply in each successive instance in which an adjustment is required thereby. No adjustment in the Common Stock Conversion Number resulting from the application of this provision is to be given effect unless, by making such adjustment, the Common Stock Conversion Number in effect immediately prior to such adjustment would be changed by 1% or more, but any adjustment which would change the Common Stock Conversion Number by less than 1% is to be carried forward and given effect in making future adjustments. All calculations under this Section 6 shall be made to the nearest one-hundredth (1/100th) of a share of Common Stock of the Corporation.

         (B) Effect of a Reorganization or Consolidation. In case the Corporation shall effect any capital reorganization or reclassification of its Common Stock (except as provided in subparagraph (A) and other than a change in par value, or from par value to no par value, or from no par value to par value) or shall consolidate or merge with or into any other Person (other than a merger in which the




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Corporation is the surviving corporation which does not result in any reclassification of, or change in, the outstanding shares of the Corporation's Common Stock) or shall sell or transfer substantially all its assets to any other Person, (i) as a condition of such reorganization, reclassification, consolidation, merger, sale or transfer, lawful provision shall be made whereby the holders of shares of this Series shall, if required to convert such shares at any time after the consummation of such transaction, receive upon conversion thereof in lieu of each share of Common Stock issuable upon conversion of such shares prior to such consummation the same kind and amount of stock (or other securities, cash or property, if any) as may be issuable or distributable in connection with such transaction with respect to each outstanding share of Common Stock, subject to adjustments for subsequent subdivisions, splits or combinations or reclassifications of shares, capital reorganizations, consolidations or mergers as nearly equivalent as possible to the adjustments provided for in this Section 6 or (ii) at the option of the Corporation, by vote of the Board of Directors, the Corporation may cause the holders of the shares of this Series to convert their shares in accordance with this Section 6; provided that such holders receive upon conversion thereof consideration equal to the amount which would be paid to a holder of the Common Stock Conversion Number of shares of Common Stock for each share of this Series held by such holder on the date of such reorganization or reclassification, consolidation or merger or sale or transfer of all or substantially all of the Corporation's assets; and provided further, that the Corporation may not cause the conversion of shares of this Series in accordance with clause (ii) of this paragraph if within 15 days after delivery of the conversion notice contemplated by Section 6 hereof, the holder of the shares of this Series which are the subject of the conversion notice advises the Corporation in writing that such holder's FCC counsel has informed such holder that such FCC counsel believes it is reasonably likely that the holder's conversion of shares of this Series into shares of the Corporation's Common Stock would result in the attribution of properties of the Corporation and its Affiliates to The Walt Disney Company and its Affiliates under the multiple ownership rules, or would cause The Walt Disney Company and its Affiliates to be in violation of the cross-interest policy of, the FCC.

         Whenever the number of shares of Common Stock deliverable upon the conversion of shares of this Series shall be adjusted pursuant to the provisions hereof, the Corporation shall forthwith file at its principal office and with any Transfer Agent for this Series and for the Common Stock a statement, signed by the President or one of the Vice- Presidents of the Corporation and by its Treasurer or one of its Assistant Treasurers, stating the adjusted number of shares of Common Stock deliverable per share of this Series and setting forth in reasonable detail the method of calculation and the facts requiring such adjustment and upon which such calculation is based, and shall give notice (i) by certified or registered mail, postage prepaid, (ii) by a nationally known overnight delivery service or (iii) by hand, of such adjustment to each holder of record of this Series. Each adjustment shall remain in effect until a subsequent adjustment hereunder is required.

         In the event:

                 (a) of the occurrence of any of the events referred to in subparagraphs (A) and (B) above whether or not they would require an adjustment in the Common Stock Conversion Number under any such subparagraph (including an adjustment of less than 1%); or

                 (b)      of the Liquidation of the Corporation;

then the Corporation shall cause to be given to any Transfer Agent for this Series and to the holders of record of the outstanding shares of this Series notice (i) by certified or registered mail, postage prepaid, (ii) by a nationally known overnight delivery service or (iii) by hand at least twenty days prior to the



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applicable date hereinafter specified, a notice describing the event and stating the effect, if any, that such event will have upon the Common Stock Conversion Number, and the date on which any such subdivision, split or combination or reclassification or other capital reorganization or consolidation, merger or sale of assets referred to in subparagraph (A) or (B) of this Section 6 or such Liquidation is expected to become effective.

         The Corporation covenants that it will at all times reserve and keep available out of its authorized but unissued Common Stock, solely for the purpose of issuance upon conversion of the outstanding shares of this Series, such number of shares of Common Stock as shall be issuable upon the conversion of all such outstanding shares of this Series.

         The Corporation will take all such action as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirement of any national securities exchange upon which the Common Stock may be listed. The Corporation will not take any action which results in any adjustment to the Common Stock Conversion Number if the total number of shares of Common Stock issued and issuable after such action upon conversion of the shares of this Series would exceed the total number of shares of Common Stock then authorized by the Amended and Restated Articles of Incorporation of the Corporation.

         The shares of Common Stock issuable upon conversion of the shares of this Series, when the same shall be issued in accordance with the terms of this Series, are hereby declared to be and shall be fully paid shares of Common Stock and not liable to any calls, taxes or assessments thereon, and the holders thereof shall not be liable for any further payments in respect thereof.

          "Common Stock" when used in Section 6 with reference to the Common Stock into which this Series is convertible shall mean only Common Stock as authorized by the Amended and Restated Articles of Incorporation of the Corporation to the date of this resolution, and any shares into which such Common Stock may thereafter have been changed, and, when otherwise used throughout this certificate, shall also include shares of the Corporation of any other class or series, whether now or hereafter authorized, that ranks or is entitled to participation, as to payment of assets upon Liquidation and payment of dividends, substantially on a parity with such Common Stock or other class of shares into which such Common Stock may have been changed.

         "Person" when used in Section 5 with reference to a transfer of the shares of this Series or Section 6 with reference to the consolidation or merger of the Corporation or the sale or transfer of all or substantially all of the Corporation's assets shall mean and include any individual, corporation, limited liability company, partnership (limited or general), joint venture, joint stock company, association, trust, any other unincorporated organization or entity and a governmental entity or any department or agency thereto.

         7. Voting Rights. In addition to any voting rights provided by law, each holder of this Series shall be entitled to vote with respect to all matters upon which holders of the Corporation's Common Stock are entitled to vote (except as otherwise provided by law or by any other provision of the Amended and Restated Articles of Incorporation or of this Section). In exercising such voting rights, each holder of shares of this Series who holds such shares on the record date for such vote in his or its name on the transfer books of the Corporation shall be entitled to vote, in person or by proxy, 1/5 of the number of shares of this Series held by such holder multiplied by the Common Stock Conversion




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Number.  Except as otherwise provided by law, the holders of Common Stock and shares of this Series shall vote together as a single class on all matters.

         At the time when shares of this Series are outstanding, the Corporation shall not, without the approval of a majority of the holders of record of the then outstanding shares of this Series, given in writing or by vote at a meeting consenting or voting (as the case may be) separately as a single class, amend, alter, repeal or modify (i) any rights, preferences or privileges of this Series as set forth in this Certificate of Designations or
(ii) any other provisions of the Amended and Restated Articles of Incorporation or this Certificate of Designations, if such amendment, alteration, repeal or modification would have a material adverse effect on the rights of the holders of the shares of this Series.

         8. Other Rights. The holders of this Series shall not have any other preferences or special rights.

         IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be hereunto affixed and these Articles of Amendment to be signed by Cristina L. Mendoza, its Vice President and General Counsel, and attested by Douglas C. Harris, its Secretary, this 6 day of May, 1997.

                                           KNIGHT-RIDDER, INC.



                                           By /s/ Cristina L. Mendoza
                                              Cristina L. Mendoza
                                              Vice President and General Counsel

[SEAL]
ATTEST:


By  /s/ Douglas C. Harris
    Douglas C. Harris
    Secretary





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